Filed pursuant to Rule 424(b)(3)
Registration No. 333-265492

PROSPECTUS SUPPLEMENT dated April 15, 2024
(to Prospectus Supplement dated August 14, 2023)

NRx Pharmaceuticals, Inc.

Up to $4,852,909 of Shares
of Common Stock

This prospectus supplement supplements the prospectus supplement dated August 14, 2023 (the “Prospectus Supplement”) and the accompanying prospectus thereto dated June 21, 2022 (the “Base Prospectus”), all of which is filed as part of our registration statement on form S-3 (File No. 333-265492). The Base Prospectus, Prospectus Supplement, this prospectus supplement, and all supplements to or documents incorporated by reference into the Base Prospectus, Prospectus Supplement and this prospectus supplement, are collectively referred to as the “Prospectus.” This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus.

The Prospectus relates to the sale of shares of our common stock, par value $0.001 per share, or the “common stock” in an “at-the-market” offering (the “ATM Program”) pursuant to the at the market offering agreement, dated August 14, 2023 (the “ATM Agreement”). In accordance with the terms of the ATM Agreement, we may offer and sell from time-to-time shares of our common stock through H.C. Wainwright & Co., LLC, acting as our sales agent having an aggregate offering price of up to $2.0 million.

Effective as of the date of this prospectus supplement, the Company has changed the aggregate offering price of common stock to be sold through our ATM Program pursuant to the ATM Agreement to $4,852,909. As of the date hereof, we have sold $1.0 million under the ATM Program.

The terms “Company,” “we,” “us” and “our” refer to NRx Pharmaceuticals, Inc., a Delaware corporation.

As of the date of this prospectus supplement, the aggregate market value of our common stock held by our non-affiliates, as calculated pursuant to the rules of the U.S. Securities and Exchange Commission, was $45.2 million, based upon 6.5 million shares of our outstanding common stock held by non-affiliates at the per share price of $7.01, the closing sale price of our common stock on the Nasdaq Capital Market on March 6, 2024. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public offering with a value exceeding more than one-third of our “public float” (i.e., the market value of our common stock held by our non-affiliates) in any 12-month period so long as our public float remains below $75.0 million. We have offered $10.2 million of securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NRXP.” On April 12, 2024 the last reported sale price of our common stock on the Nasdaq Capital Market was $5.12 per share.

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-4 of the Prospectus Supplement and page 10 of the Base Prospectus, as well as in other documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the Prospectus Supplement or the Base Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is April 15, 2024.